UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

March 21, 2006

Date of Report (Date of earliest event reported)

THE PNC FINANCIAL SERVICES GROUP, INC.

(Exact name of registrant as specified in its charter)

Commission File Number 001-09718

Pennsylvania	25-1435979
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

One PNC Plaza

249 Fifth Avenue

Pittsburgh, Pennsylvania 15222-2707

(Address of principal executive offices, including zip code)

(412) 762-2000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement

1997 Long-Term Incentive Award Plan – Corporate Performance Goals Established for 2006 Incentive Share / Performance Unit Grants

As previously reported, the Personnel and Compensation Committee of the Board of Directors of The PNC Financial Services Group, Inc. (PNC) has authorized the grant of incentive share / performance unit award opportunities under PNC’s 1997 Long-Term Incentive Award Plan in two instances to date in 2006, with the corporate performance goals for these grants to be finalized prior to March 31, 2006. Incentive share / performance unit award opportunity grants were made in January to selected executive officers and to certain other senior officers of PNC, and an additional performance unit award opportunity grant was made to one such executive officer in February. In making these grants, the Committee intended that the grants qualify as performance-based compensation for purposes of Section 162(m) of the Internal Revenue Code.

As further discussed below, the Committee finalized corporate performance goals for these grants at its meeting on March 21, 2006. The proxy statement for our 2006 annual meeting of shareholders contains more information concerning these grants.

2006 Incentive Share / Performance Unit Award Opportunity Grants

As previously reported, on January 20, 2006 the Committee authorized the grant of incentive share / performance unit award opportunities as of January 23, 2006 to selected executive officers, including James E. Rohr, PNC’s Chairman and Chief Executive Officer, and the company’s next four most highly-compensated executive officers, and to certain other senior officers of PNC. These grants are award opportunities that depend on PNC performance for periods between January 1, 2006 and December 31, 2008 and are denominated in shares, with the target number of shares specified in each individual grant. The potential award size at a threshold level of performance generally begins at 40% of the dividend-adjusted target shares, ranging up to a maximum potential award size for each grant of 200% of the dividend-adjusted target shares. Payment is subject to achievement of corporate performance goals established by the Committee and other conditions and is subject to the Committee’s negative discretion.

At its meeting on March 21, 2006, the Committee finalized corporate performance goals for these award opportunity grants based on PNC’s earnings per share growth (the EPS goal) and return on average common shareholders’ equity (the ROCE goal), in each case relative to that of its peers as further described below. In calculating the level of award that a grantee may receive at the end of the three years, potential award payout eligibility will be based on the levels of EPS and ROCE performance that PNC has achieved as compared to its peers for each of the three years in the overall performance period and on the potential award payout schedules established by the Committee, giving equal weight to the EPS and ROCE goals and to each of the three covered years. The final award, if any, that is paid within this calculated maximum potential payout amount, will be determined by the Committee at the end of the three years and may be adjusted downward, but not upward, from the calculated amount.

Under the EPS and ROCE goals, PNC’s diluted earnings per share growth performance and its return on average common shareholders’ equity performance, measured without including goodwill, will be compared to the respective performances of PNC’s peers, in each case as adjusted for cumulative effects of accounting changes, extraordinary items, discontinued operations, merger integration costs, and, in the case of the EPS goal, for impacts of stock splits if applicable, for each of the three years in the performance period. The Committee may also take into account adjustments that would reduce the calculated potential award amounts in making their award determinations.

Potential award payout schedules established by the Committee for these grants are based on the levels of performance PNC achieves with respect to each corporate performance goal for each year in the performance period. The final calculated potential award amount the grantee will be eligible to receive will be the average (expressed as a percentage of target) of the potential award amounts calculated for each of the three covered years, with EPS and ROCE performance having equal weight in these calculations. If the level of EPS or ROCE performance that PNC achieves for a year does not reach at least the threshold level for a positive award, there is no payout eligibility for the EPS or ROCE goal portion of the award opportunity, as the case may be, for that year.

Actual calculated payout amounts may vary from the amounts provided by the award level achieved based on the relative positioning of the performance factor compared to the next lower and next higher award level. As a result, for example, the actual calculated payout amount may be less than 40% if performance is at the 40% level but relatively low compared to the next highest award level and relatively close to the highest 0% award level. In no event, however, may the actual payout amount exceed 200% of target. In addition, because the actual calculated payout amount is determined giving equal weight to the EPS and ROCE goals and to each of the three years in the overall performance period, performance at the 0% award level for one of those goals for one or more years, where performance for the other goal is at the 40% level or higher, could result in an actual overall payout amount below 40%.

The Committee also determines the peer group that will be used in making the comparative measurements for the corporate performance goals. As there may be changes in the members of the peer group, for example due to mergers and acquisitions activity, the Committee will review the makeup of the peer group on an annual basis. The potential award payout schedules are subject to adjustment for changes in the peer group such that there will continue to be a threshold level of performance below which there will be no eligibility for a payout. However, the peer group determined by the Committee at the beginning of a year (or those of that group remaining at the end of the year if, for example, there are consolidations) will be the peer group used for the comparative measurements for that year.

In early 2009, the Committee will determine the levels of ROCE and EPS performance achieved for each of the three covered years and the maximum awards permitted under these grants based on the potential award payout schedules for those levels of performance. Then the Committee will have the discretion to award any amounts up to, but not exceeding, the maximum amounts so determined by the levels of performance achieved, if any. Any such awards would be paid in shares of PNC common stock up to target and in cash thereafter. The Committee intends to engage in a careful review process following the end of the performance period in determining whether and to what extent it will exercise this discretion.

Generally, a grantee must also still be employed by PNC at the time the Committee makes its determination, with certain limited exceptions, in order to receive an award payout. In the event of a change in control, the grantee will receive an award based on the higher of the target award or the award earned as of the date of the change in control, then prorated, in either case, based on the portion of the performance period that has been completed.

2006 Performance Unit Incentive Award Opportunity Grant

As previously reported, on February 14, 2006 the Committee also authorized the grant of an additional incentive award opportunity to William S. Demchak, PNC’s Vice Chairman, in recognition of his additional role in the oversight of PNC’s asset and liability (A&L) management function, that would depend on A&L unit performance between January 1, 2006 and December 31, 2008. This grant is a share-denominated performance unit grant with a specified target number of shares. The potential award Mr. Demchak would be eligible to receive under this grant at the end of the three years ranges from a minimal award potential for threshold performance up to a maximum potential award size of 200% of the target shares. Payment is subject to achievement of corporate performance goals established by the Committee and other conditions and is subject to the Committee’s negative discretion.

At its meeting on March 21, 2006, the Committee finalized corporate performance goals for this grant based on financial returns from the investing and proprietary trading activities of PNC’s A&L unit as compared to benchmark performance for each of the three years in the overall performance period, as further described below. The final maximum award that the grantee will be eligible to receive will be the average of the potential award amounts (expressed as a percentage of target) calculated for each of the three covered years. Each of these potential award amounts will be based on the level of performance achieved by the A&L unit for that year relative to the benchmark performance index (in basis points) and the potential award payout schedule for levels of performance established by the Committee for this grant.

The potential award payout schedule has a sliding scale that ranges from 0 for performance below the threshold level for a positive award, to 100% for performance at the benchmark level, up through 200% for performance significantly above benchmark.

The Committee has determined that the benchmark that will be used in making the comparative measurements for these performance goals will be the same benchmark performance index that PNC uses internally to evaluate the investment performance of its A&L unit. As the company may adjust the composition of this benchmark from time to time to reflect portfolio changes and changes in corporate strategy, the benchmark against which A&L unit performance will be measured for each year of the overall performance period for this grant will be the benchmark in effect as of March 30 of that year.

In early 2009, the Committee will determine the calculated maximum actual award payout permitted under this grant for the A&L unit performance achieved. The Committee will have the discretion to award any amount up to, but not exceeding, the maximum amount so determined by the levels of performance achieved, if any. Any such award will be paid in cash.

The Committee intends to engage in a careful review process following the end of the performance period in determining whether and to what extent it will exercise this discretion, and expects to take into account such factors as absolute A&L unit financial performance, absolute proprietary trading results, adherence to risk parameters, and contributions to the success of other PNC businesses.

As is the case with the 2006 incentive share / performance unit award opportunity grants discussed above, generally the grantee must also still be employed by PNC at the time the Committee makes its determination, with certain limited exceptions, in order to receive an award payout with respect to this performance unit grant. In the event of a change in control, the grantee will receive an award based on the higher of the target award or the award earned as of the date of the change in control, then prorated, in either case, based on the portion of the performance period that has been completed.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE PNC FINANCIAL SERVICES GROUP, INC.
(Registrant)

Date: March 24, 2006	By:	/s/ Samuel R. Patterson
Samuel R. Patterson
Controller